UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2008

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

IOWA	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

(515) 284-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Meredith Corporation (the "Company") has entered into an employment agreement, dated March 9, 2008 (the "Employment Agreement"), setting forth the terms under which Jack Griffin will serve as President, Meredith Publishing Group. The agreement is effective from March 6, 2008, through June 30, 2011, and automatically renews for subsequent one-year terms unless either party gives written notice of non-renewal. The Employment Agreement provides for an annual base salary of $725,000; an annual stay bonus of $75,000; participation in the annual incentive program under the 2004 Meredith Corporation Stock Incentive Plan (the "2004 Plan"), wherein the percentage of base salary payable as a target bonus under the 2004 Plan shall not be less than eighty percent (80%) (actual Company financial results may result in an actual incentive paid equal to less than or more than eighty percent (80%) of base salary); the grant in August 2008, of 50,000 nonqualified stock options with a three-year (3) cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of such award and 7,500 Restricted Stock Units of Meredith common stock with a three-year vesting schedule (both awards are subject to the discretion of the Compensation Committee); and participation in employee benefit plans generally available to employees and officers of the Company.

The Employment Agreement is filed herewith as Exhibit 10.1 and this disclosure is qualified in its entirety by reference to the Employment Agreement.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

	10.1	Employment Agreement dated March 9, 2008 between Meredith Corporation and Jack Griffin.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION Registrant

/s/ Stephen M. Lacy

Stephen M. Lacy President, Chief Executive Officer and Director (Principal Executive Officer)

Date: March 12, 2008

Index to Exhibits
Exhibit Number	Item

10.1	Employment Agreement dated March 9, 2008 between Meredith Corporation and Jack Griffin.